Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-81825 on Form S-8 and in Amendment No. 1 to Registration Statement No. 333-110941 on Form F-3 of Vodafone Group Plc, of our report dated February 22, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” on January 1, 2006) relating to the consolidated financial statements of Cellco Partnership d/b/a Verizon Wireless appearing in this Annual Report on Form 20-F of Vodafone Group Plc for the year ended March 31, 2007.

Deloitte & Touche LLP
New York, New York
June 11, 2007